Exhibit 10.51

ANNEX TO THE AGREEMENT

Dated 19th of December, 2001

Made and Effective in Bnei-Brak on the 19 day of the month of January 2008

Between

Arkin Real Estate Holdings (1961) Ltd.

Of 29 Lechi Street Bnei-Brak

(hereinafter the “Property Owner”) of the one hand

And

Perrigo Israel Pharmaceuticals Ltd.

(formerly Agis Industries (1983) Ltd.)

Of 29 Lechi Street Bnei-Brak

(hereinafter the “Lessee”) of the other hand

WHEREAS The Property Owner is the owner of leasehold rights in the land and the building attached to the land which are located at 29 Lechi Street, Bnei-Brak and are known as Parcel 32 in Block 6642 (“Agis House” or the “Premises”);

AND WHEREAS the Lessee and/or anyone on its behalf leases the Agis House from the Property Owner and holds it in accordance with a lease agreement dated 19 of December 2001 (the “Agreement”), valid until the 31 of December 2011 (the “Term”);

AND WHEREAS In accordance with the provisions of Article 8 of the Agreement, the parties wish to execute, upon mutual agreement, an adjustment to the monthly rent that the Lessee shall pay the Property Owner during the Term, all as set forth in this Annex to the Agreement (the “Annex”) and which shall be deemed effective as of January 1st, 2008.

NOW THEREFORE the Parties agree as follows:

1.	The preamble to this Annex constitutes an integral part of the Annex hereof.

2.	All of the provisions of the Agreement shall apply to the Annex unless explicitly amended herein.

3.	Article 7 to the Agreement shall be amended as follows:

“7. a.	The rent for every month of the lease during the Term shall be $45,000 (forty five thousand US dollars) and shall be paid to the Property Owner every six months in advance, i.e. on the first day of January and on the first day of July of every year, plus linkage and rate of exchange differences as follows:

1.	Half of the rent, i.e. $22,500 (twenty two thousand and five hundred US dollars) will be converted to NIS according to the representative rate of the dollar as published by the Bank of Israel on 31.12.07 and to this amount will be added, to each payment, the linkage difference to the consumer price index whereas the linkage basis shall be the index published on 15.1.08 for the month of December 2007 and the determining index to calculate the addition shall be the index which is known at the time of each payment.

2.

The second half of said rent amount, i.e. $22,500 (twenty two thousand and five hundred US dollars) will be paid in NIS according to the representative rate of the dollar at the time of payment, together with linkage differences to the US consumer price index (known as the C.P.I.) whereas the basis index shall be the last index published in the journal “Heshev” prior to the 1st of January 2008 and the determining basis to calculate the addition is the last index published in the journal “Heshev” prior to the day of payment.

b.	Value Added Tax will be added to rent payments at the rate applicable on the day of each payment against a duly issued tax invoice.

4.	Article 8 of the Agreement is hereby deleted.

5.	Any modification, amendment and/or or waiver of or to the terms of this Annex shall be executed in writing and signed by the parties.

6.	All other provisions of the Agreement shall continue to apply and be in full force and effect.

IN WITNESS THEREOF, the parties have executed and signed

/s/ Moshe Arkin	/s/ Refael Lebel
Property Owner	Lessee